UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to § 240.14a-12

VIRGIN AMERICA INC.

(Name of registrant as specified in its charter)

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Filed by Virgin America Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Virgin America Inc.

Commission File No.: 001-36718

The following letter was sent by Virgin America Inc. (“Virgin America” or the “Company”) to certain partners of the Company beginning on April 4, 2016.

Dear [Partner],

I wanted to share the news that as of this morning that Virgin America has agreed to be acquired by Alaska Airlines. Although we are proud to have built a successful airline with such a loyal guest following, the fact is we are operating in an increasingly consolidated industry, and we believe that the combination of two of the West Coast’s top airlines will create a stronger foundation for growth and competitiveness for frontline employees and travelers.

As the only airline headquartered in California and the San Francisco Bay Area, we are thankful for your partnership over the years. The support of partners like [PARTNER] has helped define our success as an airline since day one.

The merger, which we expect to complete sometime in the next several months, has been approved unanimously by the boards of directors of both companies, is conditioned on receipt of regulatory clearance, approval by Virgin America shareholders and satisfaction of other customary closing conditions. In the meantime, Alaska and Virgin America will continue to operate as two independent companies – until the transaction closes, typically a several month process. Upon closing of the transaction, the combined company will maintain Alaska’s corporate name, and it will be led out of their Seattle headquarters. Alaska President and Chief Executive Officer Brad Tilden will be the CEO of the combined company.

Although there will be no short-term impact on our community partners and Alaska will honor our existing contract until further notification, our teams will be reaching out to discuss the overall partnership and future contract options with you and Alaska. Your partnership has been critical to our community presence and awareness in the Bay Area and nationally. We are confident Alaska understands the importance of these partnerships as they seek to grow their West Coast awareness.

For the vast majority of our Virgin America Teammates, this combination provides more stability and more opportunity for growth across a much broader network. In particular, all of our more than 2,500 frontline Teammates will have positions at the combined carrier, with seniority lists integrated in a fair and equitable process outlined under the McCaskill Bond law (and union merger policy where applicable). For our flyers, this merger will combine two West Coast airlines known for their operational excellence and strong guest loyalty, while significantly expanding their flying options across an expanded network of over +125 destinations and across a significant global partner network. Our current Elevate frequent flyer program will remain in effect until the transaction process is finalized. Both companies are committed to ensuring that this merger will have no negative impacts on guest experience and frequent flyer benefits. At the point of integration, both companies will work to combine the Elevate program into the Alaska Mileage Plan program with no disruption to earning or redemptions.

In 2007, we set out to build a “West Coast” airline from the ground up – one that reinvented the flying experience. Thanks to our more than 3,000 Teammates, community support of partners like you and more than four million Elevate frequent flyers, we delivered on that brand promise and swept the major travel awards every year since our launch, including being voted “Best Domestic Airline” in both Travel + Leisure’s Annual World’s Best Awards and Conde Nast Traveler’s Readers’ Choice Awards for the past eight consecutive years. We believe that by teaming up with Alaska – an airline also known for its own operational excellence, strong customer loyalty and employee-focused culture, we will ensure that our mission lives on while creating a much stronger airline for the long-term.

I have enclosed the attached press release just issued this morning for more detailed information on the proposed merger. We will be reaching out to your team with more details and next steps this week. Please feel free to reach out to me directly at any time.

Sincerely,

David Cush

President and CEO – Virgin America

The following letter was sent by Virgin America to certain travel partners of the Company beginning on April 4, 2016.

Dear [Travel Partner],

I wanted to share the news this morning that Virgin America has agreed to be acquired by Alaska Airlines. Although we are proud to have built a successful award winning airline with such a loyal guest following, the fact is we are operating in an increasingly consolidated industry. We believe that the combination of the West Coast’s top two airlines will create a stronger foundation for growth and competitiveness. Like Virgin America, Alaska Airlines is an efficient, quality airline that also brings lower fares to markets that it enters thereby reducing your cost of travel.

We truly appreciate your business over the years. The support of our loyal flyers and especially our valued travel partners, like [Travel Partner], has helped define our success as an airline.

The merger, which has been approved unanimously by the boards of directors of both companies, is conditioned on receipt of regulatory clearance, approval by Virgin America shareholders and satisfaction of other customary closing conditions. We expect that it will take several months for the transaction to be completed. In the meantime, Alaska Airlines and Virgin America will continue to operate as two independent companies and it will be business as usual at Virgin America. Our agreement will continue to apply throughout this period.

I want you know that our Elevate program will remain fully in effect until the merger completed and we will be providing updates and details on program integration as we move closer to completing the transaction. Following closing of the transaction, Alaska will welcome Virgin America’s Elevate members into its Mileage Plan which is, ranked #1 by U.S. News and World Report. Alaska is committed to ensuring that loyalty members of both airlines will maintain the same high-value rewards they’ve come to enjoy in both programs – with access to an even larger network.

I have enclosed the attached press release just issued this morning for more detailed information on the proposed merger. Our Corporate Sales team will be reaching out to your team with more details and next steps this week. Please feel free to reach out to me or Rick Slavin directly at any time if you have specific questions or issues you would like to discuss. ([***]) Rick Slavin ([***])

Once again, on behalf of all of the nearly 3,000 Teammates at Virgin America I thank you for your continued business and support. Virgin America would not be the award-winning and profitable airline we are today without [Travel Partner]. We at Virgin America, along with our new friends at Alaska Airlines are fully committed to continue looking after your travelers during this transition.

Very sincerely,

John MacLeod

SVP for Sales and Planning – Virgin America

Additional Information About the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of Virgin America Inc. (“Virgin America”) with a wholly owned subsidiary of Alaska Air Group, Inc. (“Alaska Air Group”). Virgin America intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies for the merger. The definitive proxy statement will contain important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF VIRGIN AMERICA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIRGIN AMERICA AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement and other relevant materials (when they become available) and any other documents filed by Virgin America with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Virgin America by contacting Virgin America’s Investor Relations Department by telephone at (650) 762-7000, by mail to Virgin America Inc., Attention: Investor Relations Department, 555 Airport Boulevard, Burlingame, California 94010, or by going to Virgin America’s Investor Relations page on its corporate website at http://ir.virginamerica.com.

Participants in the Solicitation

Alaska Air Group, Virgin America and certain of their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Virgin America’s stockholders in respect of the merger. Information concerning the ownership of Virgin America securities by Virgin America’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information about Virgin America’s directors and executive officers is also available in Virgin America’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 25, 2016, and is supplemented by other public filings made, and to be made, with the SEC by Virgin America. Information concerning Alaska Air Group’s directors and executive officers is available in Alaska Air Group’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on April 1, 2016. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, will be set forth in the definitive proxy statement that Virgin America intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This communication contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, as amended, about Alaska Air Group, Virgin America and the proposed merger. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “estimate,” “intend” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions and statements about the future performance, operations and services of Virgin America. Virgin America cautions readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks and uncertainties include the following: the failure to obtain Virgin America stockholder approval of the proposed merger; the possibility that the closing conditions to the proposed merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the merger or the possibility of non-consummation of the merger; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated merger may affect the timing or occurrence of the contemplated merger or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of anticipated synergies and the timing thereof; risks related to the disruption of the merger to Virgin America and its management; the effect of the announcement of the merger on Virgin America’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties; labor costs and relations, general economic conditions, increases in operating costs including fuel, inability to meet cost reduction goals, an aircraft accident, and changes in laws and regulations. These risks and others relating to Virgin America are described in greater detail in Virgin America’s SEC filings, including Virgin America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Virgin America with the SEC after the date thereof. Virgin America makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.